Exhibit 99.1

FOR IMMEDIATE RELEASE

For:     MAF Bancorp, Inc.               Contacts:     Jerry A. Weberling, Chief
         55th Street & Holmes Avenue                   Financial Officer
         Clarendon Hills, IL 60514                     (630) 887-5999

         WWW.MAFBANCORP.COM                            Michael J. Janssen, SVP
                                                       (630) 986-7544


                  MAF BANCORP ANNOUNCES REGULATORY APPROVAL OF
                            EFC BANCORP, INC. MERGER

Clarendon Hills, Illinois, January 12, 2006 -- MAF Bancorp, Inc. (MAFB) announced today that the Office of Thrift Supervision has approved its application to acquire EFC Bancorp, Inc. The stock and cash transaction was announced on June 30, 2005 and valued at approximately $177.5 million. As previously announced, the Company expects the transaction to close at the end of January.

At September 30, 2005, EFC had assets of $1.0 billion, deposits of $725 million and operated nine banking facilities in northwest suburban Kane and Cook counties.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank currently operates a network of 75 retail banking offices throughout Chicago and Milwaukee and their surrounding areas. Offices in Wisconsin operate under the name "St. Francis Bank, a division of Mid America Bank." The Company's common stock trades on the NASDAQ Stock Market under the symbol MAFB.